UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Via Renewables, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VIA RENEWABLES, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
OF VIA RENEWABLES, INC.
TO BE HELD ON MAY 23, 2024

May 13, 2024

This is a supplement (this “Proxy Supplement”) to the definitive proxy statement dated March 28, 2024 (the “Definitive Proxy Statement”) of Via Renewables, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting (the “Special Meeting”) of shareholders to be held on May 23, 2024 at 10:00 a.m., Central Time, via live webcast on the Internet at www.virtualshareholdermeeting.com/VIA2024SM for the following purposes:

(1)
to consider and vote on a proposal (the “Merger Proposal”) to approve the Agreement and Plan of Merger, dated as of December 29, 2023 (the “Merger Agreement”), by and among the Company, Retailco, LLC, a Texas limited liability company (“Parent”), and NuRetailco LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”);

(2)
to consider and vote on a proposal (the “Compensation Proposal”) to approve, by non-binding, advisory vote, compensation that may become payable to the Company’s named executive officers in connection with the Merger; and

(3)
to consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Requisite Company Vote (as defined in the accompanying proxy statement).

March 25, 2024 was the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

The Board unanimously recommends that you vote (i) FOR the Merger Proposal, (ii) FOR the non-binding, advisory Compensation Proposal, and (iii) FOR the Adjournment Proposal, if necessary or appropriate.

No action in connection with this Proxy Supplement to the Definitive Proxy Statement is required by any shareholder who previously delivered a proxy.

Demand Letters

Since the filing of the Definitive Proxy Statement, the Company has received several demand letters from alleged shareholders (the “Demand Letters”). The Demand Letters generally allege, among other things, violations of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder. The Company has also received requests for production of documents under Section 220 of the General Corporation Law of the State of Delaware, and has provided documentation in response (the “Records Requests”).

The Demand Letters generally allege, among other things, that the Definitive Proxy Statement is materially incomplete and misleading, and that it omits, among other things, information concerning the Company’s financial forecasts; the scope and terms of B. Riley’s engagement and the financial analyses conducted by B. Riley in support of its fairness opinion; services previously provided by B. Riley or Jones Walker to the Company and other parties; the scope and terms of the non-disclosure agreements entered into between the Company and potential bidders in connection with a potential strategic transaction involving the Company; and certain additional information about the members of the Special Committee.

The Company is not aware of any lawsuits that have been filed as a result of the Demand Letters or Records Request. The Company believes that the Demand Letters are without merit. The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law, material, or even useful for the Company’s shareholders.

The Company further notes that a significant portion of the information requested in the Demand Letters has already been made available to shareholders, and that they were encouraged to review it. For example, the supplemental disclosures provided below in sections 5, 6, 7 and 8 were, in part, copied or derived from B. Riley’s discussion materials dated December 29, 2023 that the Company filed with the SEC as exhibit (c)(3) to the Schedule 13E-3/A on March 28, 2024 in connection with the Merger. As stated under “What do I need to do now” on page 12 of the Definitive Proxy Statement and “Where Shareholders Can Find More Information” on Page 120 of the Definitive Proxy Statement, the Company urges shareholders to read the Schedule 13E-3, including the exhibits thereto, filed with the SEC as well as the Definitive Proxy Statement.

Notwithstanding the foregoing, to minimize the expense and distraction of addressing each of the Demand Letters and reduce the likelihood of frivolous litigation, the Company is voluntarily making the supplemental disclosures set forth below. Nothing in this Proxy Supplement shall be deemed an admission of the legal necessity, materiality or usefulness of any of the disclosures set forth herein. If additional, similar Demands Letters are received or lawsuits are filed related to the Demand Letters, absent new or different allegations that are material, the Company will not necessarily announce such additional filings.

Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. For clarity, additions to existing disclosure or new text within restated paragraphs from the Definitive Proxy Statement are highlighted with bold, underlined text and deleted text within restated paragraphs from the Definitive Proxy Statement is highlighted with strikethrough text.

1.
The following sentence is added at the end of the third full paragraph of the section entitled “Summary Term Sheet—The Go-Shop Period” beginning on page 7 of the Definitive Proxy Statement and the end of the fifth full paragraph of the section entitled “The Merger Agreement—Other Covenants and Agreements—Go-Shop (“Go-Shop Covenant”)” beginning on page 85 of the Definitive Proxy Statement:

These confidentiality agreements contained customary terms without standstill provisions or “don’t ask, don’t waive” provisions that would preclude such interested parties from making superior offers for the Company.

2.
The following sentence in the third full paragraph of the section entitled “Special Factors—Background of the Merger—September 2023 Proposal” beginning on page 16 of the Definitive Proxy Statement is hereby amended as follows:

At the meeting, the Special Committee and Jones Walker discussed, among other things, the draft engagement letter provided by Jones Walker and Jones Walker’s prior limited representation of Mr. Maxwell in respect of his SEC beneficial ownership filings (from November 2022 to September 2023, unrelated to the Merger, for which Jones Walker was paid $56,362), which the Special Committee concluded did not preclude Jones Walker from providing objective legal advice to the Special Committee.

3.
The following sentence is added at the end of the first full paragraph of the section entitled “Special Factors—Background of the Merger—November 2023 Proposal” beginning on page 18 of the Definitive Proxy Statement:

The November Proposal did not provide any rationale for the lower offer price (compared to the offer price from the September Proposal).

4.
The following sentence is added at the end of the last full paragraph of the section entitled “Special Factors—Background of the Merger—November 2023 Proposal” beginning on page 23 of the Definitive Proxy Statement:

The Special Committee has not been subsequently disbanded.

5.
The disclosure in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor—Material Financial Analyses—Selected Companies Analyses” beginning on page 39 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Selected Companies Analysis. B. Riley reviewed certain financial data for selected companies with publicly traded equity securities that B. Riley deemed relevant. The selected companies were chosen because they were deemed similar to the Company in one or more respects, including their retail power marketing and distribution business operations, exposure to underlying energy commodity risks, hedging and trading activities, and overall go-to-market strategies in the energy sector. The financial data reviewed included:

•	Enterprise Value as a multiple of estimated adjusted EBITDA for the year ending December 31, 2023, or “2023E Adjusted EBITDA”; and

•	Enterprise Value as a multiple of estimated adjusted EBITDA for the year ending December 31, 2024, or “2024E Adjusted EBITDA.”

The selected companies and corresponding multiples were:
Enterprise Value
	2023E Adjusted EBITDA	2024E Adjusted EBITDA
Eversource Energy	13.0x	11.4x
Vistra Corp.	6.8x	6.2x
Evergy, Inc.	10.5x	9.8x
NRG Energy, Inc.	7.4x	7.0x
OGE Energy Corp.	10.2x	9.9x
Genie Energy Ltd.	NA	NA
“NA” refers to not available.

Taking into account the results of the selected companies analysis and its experience and professional judgment, B. Riley applied selected multiple ranges of 3.75x to 6.50x to the Company’s adjusted EBITDA for the last twelve months ended September 30, 2023, 3.75x to 6.00x to the Company’s estimated adjusted EBITDA for the year ending December 31, 2023, and 3.50x to 4.50x to the Company’s estimated adjusted EBITDA for the year ending December 31, 2024. The selected companies analysis indicated implied value reference ranges per share of Class A Common Stock of $9.41 to $30.22 based on the Company’s adjusted EBITDA for the last twelve months ended September 30, 2023, $9.89 to $27.21 based on the Company’s estimated adjusted EBITDA for the year ending December 31, 2023, and $9.48 to $17.61 based on the Company’s estimated adjusted EBITDA for the year ending December 31, 2024, in each case as compared to the Merger Consideration of $11.00 per share of Class A Common Stock in the Merger pursuant to the Merger Agreement.

In addition to the multiples provided above, the individual financial metrics of the selected companies B. Riley observed in its analysis were (in millions; except for percentages):

	Enterprise Value	Market Capitalization	2023E Revenue	2023E Adjusted EBITDA	2023E Adjusted EBITDA Margin
Eversource Energy	$47,820	$21,644	$12,796	$3,681	28.8%
Vistra Corp.	$26,885	$14,138	$15,791	$3,970	25.1%
Evergy, Inc.	$24,739	$12,001	$5,726	$2,359	41.2%
NRG Energy, Inc.	$23,740	$11,840	$29,102	$3,194	11.0%
OGE Energy Corp.	$11,746	$6,998	$3,420	$1,156	33.8%
Genie Energy Ltd.	$672	$826	NA	NA	NA

“NA” refers to not available.

6.
The disclosure in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor—Material Financial Analyses—Selected Transactions Analysis” beginning on page 40 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Selected Transactions Analysis. B. Riley reviewed certain financial terms of certain transactions involving target companies that B. Riley deemed relevant. The selected transactions were chosen because they involved target companies that were deemed similar to the Company in one or more respects, including their retail power marketing and distribution business operations, exposure to underlying energy commodity risks, hedging and trading activities, and overall go-to-market strategies in the energy sector. The financial data reviewed included enterprise value as a multiple of adjusted EBITDA for the last twelve months available prior to the date of announcement, or “LTM Adjusted EBITDA.”

The selected transactions and corresponding multiples (as well as the individual financial metrics (in millions) B. Riley observed for each transaction) were:

Date Announced or Closed	Target	Acquiror	Enterprise Value	Enterprise Value / LTM Revenue		Enterprise Value / LTM Adjusted EBITDA		Enterprise Value / NTM Adjusted EBITDA
3/6/2023	Energy Harbor	Vistra Energy Corp.	$3,430.0	NA		NA		NA
2/24/2023	South Jersey Industries, Inc.	JP Morgan Asset Mgmt.	$7,846.0	3.9	x	16.6	x	15.3	x
2/11/2022	Hope Gas, Inc.	Hearthstone Utilities Inc.	$690.0	NA		NA		NA
9/10/2021	Liberty Power Holdings, LLC	NRG Energy	$35.4	NA		NA		NA
3/18/2021	The Narragansett Electric Company	PPL Energy Holdings, LLC	$5,116.4	3.3	x	18.8	x	NA
2/17/2021	Sunstreet Energy Group, LLC	Sunnova Energy Corporation	$297.8	NA		NA		NA
1/14/2021	Atlantic Power Corporation	I Squared Capital Advisors	$955.7	3.5	x	6.9	x	NA
11/4/2020	Veteran Energy and Infinite Energy	Vistra Energy Corp.	$13.0	3.7	x	NA		NA
7/24/2020	Direct Energy	NRG Energy	$3,625.0	NA		7.9	x	NA
4/6/2020	Mankato Energy Center of Xcel Energy	Southwest Generation	$680.0	NA		NA		NA
11/1/2019	Ambit Energy Holdings, LLC	Vistra Energy Corp.	$475.0	NA		4.8	x	3.8	x
7/15/2019	Crius Energy	Vistra Energy Corp.	$509.5	0.4	x	7.lx		5.7	x
5/20/2019	Stream Energy	NRG Energy	$300.0	NA		4.6	x	NA
1/4/2019	Lumo Energia	Genie Energy	$6.6	NA		NA		NA
10/25/2018	Starion Energy, Inc. (60,000 RCE’s)	Spark Energy, Inc.	$10.7	NA		NA		NA
4/9/2018	Dynegy Inc.	Vistra Energy Corp.	$10,475.1	2.1	x	10.4	x	7.5	x
3/28/2018	Xoom Energy	NRG Energy	$210.0	NA		4.7	x	NA
6/29/2017	MP2 Energy	Shell Energy North America	NA	NA		NA		NA
5/30/2017	U.S. Gas & Electric, Inc.	Crius Energy	$172.5	NA		4.9	x	NA
5/9/2017	Verde Energy	Spark Energy, Inc.	$65.0	NA		NM		NA
12/31/2016	Engie SA	Unknown Minority Investor	$60,112.6	0.8	x	5.4	x	5.3	x
11/20/2016	North American Power	Calpine Corp.	$111.0	NA		NA		NA
10/9/2016	Noble Americas Energy Solutions	Calpine Corp.	$700.0	NA		5.0	x	NA
5/5/2016	Major Energy	Spark Energy, Inc.	$63.2	NA		NA		NA
5/4/2016	Provider Power	Spark Energy, Inc.	$34.9	NA		NA		NA
10/1/2015	Champion Energy Marketing, LLC	Calpine Corp.	$240.0	NA		NA		NA
11/28/2011	DPL Inc.	The AES Corporation	$4,718.2	2.4	x	7.6	x	NA
10/28/2011	Genie Energy Ltd.	Public Spin-Off	$113.8	0.6	x	7.5	x	NA
8/16/2011	Energy Plus Holdings	NRG Energy	$190.0	NA		8.5	x	NA
4/28/2011	Constellation Energy Group, Inc.	Exelon Corporation	$11,448.1	0.8	x	7.3	x	6.4	x
9/16/2010	Green Mountain Energy	NRG Energy	$350.0	NA		5.0	x	NA
5/1/2009	Reliant Energy	NRG Energy	$287.5	NA		NA		NA

NA refers to “Not Available”

NM refers to “Not Meaningful”

Taking into account the results of the selected transactions analysis and its experience and professional judgment, B. Riley applied a selected multiple range of 3.75x to 5.75x to the Company’s adjusted EBITDA for the last twelve months ended September 30, 2023. The selected transactions analysis indicated an implied value reference range per share of Class A Common Stock of $9.41 to $24.54, as compared to the Merger Consideration of $11.00 per share of Class A Common Stock in the Merger pursuant to the Merger Agreement.

7.
The disclosure in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor—Material Financial Analyses—Discounted Cash Flow Analysis” beginning on page 41 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Discounted Cash Flow Analysis. B. Riley performed a discounted cash flow analysis of the Company based on the Final Projections provided by Company management. B. Riley applied a range of terminal value multiples of 2.5x to 3.5x to the Company’s estimated $69.2 million adjusted EBITDA for the year ending December 31, 2026, taking into account its experience and professional judgment and the results of its selected companies analysis, and discount rates ranging from 15.0% to 19.0%, taking into account its experience and professional judgment and an estimate of the Company’s weighted average cost of capital. Based on its experience and professional judgment, B. Riley estimated the weighted average cost of capital for the Company as 16.67%, using (i) the capital asset pricing model to estimate the cost of equity, utilizing a market risk premium of 7.0%, risk free rate of 4.1%, beta value of 0.77 and (ii) the estimated cost of debt. B. Riley utilized an estimated pre-tax cost of debt of 12.0% and an effective tax rate of 24.0%. The projected unlevered free cash flows were $40.2 million, $36.3, million and $ 34.2 million for the years ending December 31, 2024, December 31, 2025 and December 31, 2026, respectively (based on the Final Projections provided by Company management), the fully diluted share count was approximately 7.4 million and the net debt was $59.9 million. Unlevered free cash flow was calculated as adjusted EBITDA minus taxes, plus depreciation and amortization, minus capitalized customer acquisition costs, minus changes in net working capital and capital expenditures (based on the Final Projections provided by Company management). The discounted cash flow analysis indicated an implied value reference range per share of Class A Common Stock of $9.28 to $17.90, as compared to the Merger Consideration of $11.00 per share of Class A Common Stock in the Merger pursuant to the Merger Agreement.

8.
The disclosure in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor—Material Financial Analyses—Premiums Paid Analysis” beginning on page 41 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Premiums Paid Analysis. B. Riley performed a premiums-paid analysis of the consideration to be received by the holders of Class A Common Stock. For this analysis, B. Riley reviewed the stock price premiums paid in transactions during the last five years on or prior to December 28, 2023 involving all public company targets traded on a major U.S. exchange prior to the transaction, which resulted in 462 transactions (mean transaction value: $6,685.9 million; median transaction value: $2,375.5 million), and involving public company targets traded on a major U.S. exchange prior to the transaction with a transaction value of less than $500 million, which resulted in 88 transactions (mean transaction value: $213.1 million; median transaction value: $208.6 million). B. Riley calculated the median premiums paid to the target company’s stockholders relative to the target company’s (i) closing share price one day prior to the announcement of the transaction, (ii) one week prior to the announcement of the transaction, (iii) one month prior to the announcement of the transaction, and (iv) three months prior to the announcement of the transaction. The results of these calculations are summarized in the following table (the average of all of the following was 33.2%):

	Median Transaction Premium
	1 Day Prior	1 Week Prior	1 Month Prior	3 Months Prior
All Transactions	22.4%	25.5%	29.7%	35.1%
Transactions with Value Less Than $500 million	34.6%	38.1%	41.9%	38.4%

Taking into account the results of the premiums paid analysis, B. Riley applied the median premiums indicated above to corresponding trading data for the Company as of December 28, 2023, applying the median one-day premium to the closing price of the Class A Common Stock of $9.41 per share as of December 28, 2023, the median one-week premium to closing price of the Class A Common Stock of $9.13 per share one week prior to December 28, 2023, the median one-month premium to the closing price of the Class A Common Stock of $8.80 per share one month prior to December 28, 2023, and the median three-month premium to the closing price of the Class A Common Stock of $7.35 per share three months prior to December 28, 2023. The premiums paid analysis indicated implied value reference ranges per share of Class A Common Stock of $11.52 to $12.66 per share of Class A Common Stock based on the median one-day premium, $11.46 to $12.61 per share of Class A Common Stock based on the median one-week premium, $11.42 to $12.49 per share of Class A Common Stock based on the median one-month premium, and $9.93 to $10.17 per share of Class A Common Stock based on the median three-month premium, in each case as compared to the Merger Consideration of $11.00 per share of Class A Common Stock in the Merger pursuant to the Merger Agreement.

9.
The sentence in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor—Other Matters” beginning on page 42 of the Definitive Proxy Statement is hereby amended as follows, and a new sentence is hereby added as follows at the end of the second paragraph:

B. Riley acted as financial advisor to the Special Committee in connection with the Merger and is entitled to a transaction fee of $675,000, a substantial portion of which ($600,000) is contingent upon the consummation of the Merger.

Based on a review of its information management systems, B. Riley did not identify any engagements by the Company (other than pursuant to its engagement as financial advisor to the Special Committee in connection with the Merger), Parent, TxEx or Mr. Maxwell during the two-year period prior to delivering its fairness opinion for which B. Riley or its affiliates received compensation.

10.
The sentence in the first paragraph of the section entitled “Special Factors—Plans for the Company After the Merger” beginning on page 47 of the Definitive Proxy Statement is hereby amended as follows, and a new sentence is hereby added as follows at the end of that paragraph:

The current directors and officers of the Company will be the directors and officers of the Surviving Corporation after the Merger. Prior to execution and delivery of the Merger Agreement, neither the Company nor the Special Committee had any material discussions or negotiations with any directors or executive officers of the Company regarding employment, directorships, benefits, compensation, retention or equity purchase or participation from the Surviving Corporation in connection with the Merger, and Parent has advised the Company that, except as described below, neither it nor any other Maxwell Filing Person has had any such discussions with any directors or executive officers of the Company. Furthermore, neither the September Proposal nor the November Proposal mentioned the potential employment, directorships, benefits, compensation, retention or equity purchase or participation of the Company’s directors or officers with the combined company.

11.
The disclosure in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 49 of the Definitive Proxy Statement is hereby amended by adding the third paragraph and bullet points as follows:

The Special Committee consists of three independent members of the Board, Ms. Bush and Messrs. Hartwick and Kennedy. While Ms. Bush and Mr. Kennedy have had a combination of professional, personal or social ties to Mr. Maxwell, entities owned by him, or both, the members of the Special Committee are disinterested with respect to the transactions contemplated by the Merger Agreement, and are not affiliated with the Maxwell Filing Persons, are not employees of the Company or any of its affiliates and have no financial interest in the Merger different from, or in addition to the interests of the Company’s unaffiliated shareholders other than their interests described in this Proxy Statement. The Special Committee believed that it was independent and could effectively represent the interests of the Company’s shareholders (other than the holders of Excluded Shares and Insider Shares) in negotiating the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, and in making its decision whether to reject or recommend that the Board approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. Nevertheless, the following is a summary of relationships voluntarily reported by the members of the Special Committee:

•
Ms. Bush self-reported that (i) she previously served as the CFO of the Company from May 2012 to April 2013, and prior to that held positions in various other finance roles with the Company; (ii) she previously served as the CFO at Azure Midstream Partners, LP (formerly known as Marlin Midstream Partners, LP), which was indirectly wholly owned by Mr. Maxwell, from April 2013 to June 2017 (Mr. Maxwell was the chairman of the board of directors and CEO of Azure Midstream Partners, LP from April 2013 until February 2015 when he stepped down as chairman but remained a member of its board until February 2016) and previously served as a director of Azure Midstream Partners, LP from May 2014 until March 2015; and (iii) her brother was previously employed as an intern at the Company for two months in 2008 performing clerical work while attending college. Additionally, Ms. Bush was also previously employed by NuDevco Midstream Development, which was indirectly wholly owned by Mr. Maxwell.

•
Mr. Hartwick self-reported that he was recruited to serve on the Board by Mr. Maxwell when the Company was initially preparing to go public and that he has no professional, personal or social ties to Mr. Maxwell or entities owned by him (other than his role as a member of the Company’s Board).

•
Mr. Kennedy self-reported that (i) he was recruited to serve on the Board by Mr. Tsang; (ii) Mr. Kennedy’s son was employed by FlipCo Financial, a real estate hard money lender, that is majority owned by Mr. Maxwell but had no role in the management of FlipCo Financial (such employment ended in November 2023); (iii) his son was previously employed as an intern of the Company in 2016 while attending high school but is no longer employed by the Company; (iv) for a two month period during 2017, his son was also employed by Oasis Power, LLC, a Texas limited liability company, that is indirectly wholly-owned by Spark HoldCo, as an intern while attending high school but is no longer employed by Oasis Energy; (v) Mr. Maxwell and he have both raised charitable funds for and contributed to various charitable endeavors (including serving as co-chairs of a committee for an annual charitable event); and (vi) he has known Mr. Maxwell’s family for approximately 33 years and has had occasional contact during that period with members of Mr. Maxwell’s family, that some of Messrs. Maxwell and Kennedy’s children attended the same high school at or around the same time and that Mr. Kennedy has previously seen Mr. Maxwell socially approximately twice per month for golf or tennis outings. However, Mr. Kennedy has confirmed to the Special Committee that he did not see Mr. Maxwell socially during the period of time that the Special Committee and the Maxwell Filing Persons were negotiating the Merger Agreement. Additionally, as disclosed in the section of this Proxy Statement entitled “The Parties to the Merger—Business and Background of Natural Persons Related to the Company—Directors”, Mr. Kennedy also founded and previously was a senior advisor until December 2023 to the Energy Banking Group for Amegy Bank, which is a lender under the Company’s Senior Credit Facility. The relationship was managed by the Corporate Banking Group of Amegy Bank, rather than the Energy Banking Group.

About Via Renewables, Inc.

Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers across the United States with an alternative choice for their natural gas and electricity needs. Via Renewables, headquartered in Houston Texas, currently operated in 20 states and 105 utility territories under well-established and well-regarded brands, including Spark Energy, Major Energy, Provider Power, and Verde Energy. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Additional Information and Where to Find It

More detailed and updated information regarding the Merger and transactions contemplated by the Merger Agreement is set forth in the Definitive Proxy Statement and other materials filed or to be filed with the SEC in connection with the Merger. Shareholders can obtain the Definitive Proxy Statement, any amendments or supplements to the Definitive Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at http://www.viarenewables.com. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT MATERIALS IN THEIR ENTIRETY BEFORE MAKING A VOTING DECISION AS THEY CONTAIN IMPORTANT INFORMATION.

Participants in the Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Merger and transactions contemplated by the Merger Agreement. Information regarding the ownership of the Company’s directors and executive officers in the Company’s Common Stock is included in its SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://www.viarenewables.com), or through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the Definitive Proxy Statement and other materials filed with the SEC in connection with the Merger.

Cautionary Note Regarding Forward Looking Statements

This communication contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of forward-looking terminology including “may,” “should,” “could,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this communication related to the Merger, including its timing and effects, conditions to closing and approval requirements, are forward looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that such expectations will prove correct.

The forward-looking statements in this communication are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or change in vote recommendation; the inability to complete the proposed Merger due to the failure to obtain shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger; the failure of the proposed Merger to close for any other reason; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transactions contemplated by the Merger Agreement, including the Merger; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the Merger Agreement or otherwise; the risk that the pendency of the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed Merger; the effect of the announcement of the proposed Merger on the Company’s relationships with its contractual counterparties, operating results and business generally; and the amount of the costs, fees, expenses and charges related to the proposed Merger.

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2023, under the heading “Item 1A. Risk Factors,” and in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should review the risk factors and other factors noted throughout this communication that could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this communication. Unless required by law, the Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for the Company to predict all risks, nor can it assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.